Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

UPDATES SHAREHOLDERS AND CONSUMERS

FORT LAUDERDALE, FL, June 26, 2019 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its Fiscal Year Ended April 27, 2019.

In thousands except EPS
	Net Sales	Net Income	EPS

Fiscal Year Ended April 27, 2019	$1,014,105	$140,853	$3.02

Fiscal Year Ended April 28, 2018	975,734	149,774	3.21

Fiscal Year Ended April 29, 2017	826,918	107,045	2.30

Key Facts - FY 2019

●	Net Sales of branded products grew 6.2% in Fiscal Year 2019.

●	Power+ Brands volume increased 8.9%.

●	LaCroix is the #1 brand of Sparkling Water in the United States and is the #1 brand in 41 of 52 Nielsen Metropolitan Statistical Areas.

●	LaCroix innovation continued with:

o	Three inspiring new additions to the LaCroix NiCola theme;

o	Expanded variety pack offerings for distribution to the club store channel; and

o	Expansion of LaCroix products in Canada.

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National Beverage Corp.

●	Joy Bauer, MS, RDN, one of the nation’s leading health authorities, was named the national dietitian representing LaCroix Sparkling Water.

●	Net income for FY 2019 was impacted by:

o	Increased aluminum costs primarily due to tariffs;

o	Increased manufacturing costs;

o	Shipping and marketing spending increases; and

o	A $4.3 million ($.09 per share) one-time reduction of FY 2018 income tax expense resulting from the 2017 Tax Cuts and Jobs Act.

Key Themes – Early FY 2020

●	The new and innovative LaCroix flavor, Hi-Biscus, is now being launched from coast-to-coast.

●	LaCroix is introduced into the United Kingdom.

●	LaCroix summer marketing campaign is underway in cities across the entire U.S.

●	LaCroix is launching new social media and consumer experience programs.

●	Nutrition panels on LaCroix labels are changing to comply with new federal regulations - indicating that LaCroix is Whole30, non-GMO, and produced without BPA liners.

LaCroix uniquely defined the Sparkling Water category to improve consumers’ health consciousness. LaCroix’s commitment to improved beverage health resulted in an expansion of significant retail space for the category – bringing more choice to consumers. LaCroix was the original beneficiary of such expansion with many less-nimble competitors recently gaining distribution. LaCroix is the category leader bringing consumers a feeling of joy, natural zest and delightful gratification. We will always remain true to these virtues.

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National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Fiscal Years Ended
April 27, 2019, April 28, 2018 and April 29, 2017

(in thousands, except per share amounts)
	Fiscal Year Ended
	April 27, 2019	April 28, 2018	April 29, 2017

Net Sales	$1,014,105	$975,734	$826,918

Net Income	$140,853	$149,774	$107,045

Earnings Per Common Share
Basic	$3.02	$3.21	$2.30
Diluted	$3.00	$3.19	$2.29

Avg. Common Shares Outstanding
Basic	46,633	46,598	46,564
Diluted	46,917	46,921	46,770

See the Company's Annual Report on Form 10K filed June 26, 2019 for complete financial statements.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.